LETTER AGREEMENT

AMG Managers Pictet International Fund

Investment Advisory Agreement

January 1, 2020

AMG Funds LLC

600 Steamboat Road, Suite 300

Greenwich, Connecticut 06830

Attn: Compliance

Re:	Investment Advisory Agreement between AMG Funds IV (the “Trust”) and AMG Funds LLC (the “Adviser”), dated as of May 30, 2014, and as amended from time to time (the “Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 15 of the Advisory Agreement, the Trust hereby notifies you that Schedule B to the Advisory Agreement is amended and restated, effective as of the date hereof, to reflect a revised advisory fee (the “New Advisory Fee”) that has been agreed to by the Trust and the Adviser with respect to AMG Managers Pictet International Fund, a series of the Trust. Attached as Appendix A is an amended and restated Schedule B to the Advisory Agreement setting forth, among other things, the annual fee AMG Managers Pictet International Fund will pay to the Adviser pursuant to Section 7 of the Advisory Agreement.

Please acknowledge your agreement to the amended and restated Schedule B, including the New Advisory Fee, as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds IV

By:	/s/ Thomas G. Disbrow
	Name:	Thomas G. Disbrow
	Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	January 1, 2020

Appendix A

AMENDED AND RESTATED

SCHEDULE B

Fund	Fee Rate
AMG Managers DoubleLine Core Plus Bond Fund	0.45% of the Fund’s average daily net assets

AMG Managers Fairpointe ESG Equity Fund	0.70% of the Fund’s average daily net assets

AMG Managers Fairpointe Mid Cap Fund	0.70% for the first $100 million[1] 0.65% for the next $300 million[1] 0.60% over $400 million[1]

AMG Managers LMCG Small Cap Growth Fund	0.90% of the Fund’s average daily net assets

AMG Managers Montag & Caldwell Growth Fund	0.70% for the first $800 million[1] 0.50% over $800 million up to $6 billion[1] 0.45% over $6 billion up to $12 billion[1] 0.40% over $12 billion[1]

AMG Managers Pictet International Fund	0.67% of the Fund’s average daily net assets

AMG Managers Silvercrest Small Cap Fund	0.90% of the Fund’s average daily net assets

AMG River Road Dividend All Cap Value Fund	0.60% of the Fund’s average daily net assets

AMG River Road Dividend All Cap Value Fund II	0.60% of the Fund’s average daily net assets

AMG River Road Focused Absolute Value Fund	0.60% of the Fund’s average daily net assets

AMG River Road Long-Short Fund	0.85% of the Fund’s average daily net assets

AMG River Road Small-Mid Cap Value Fund	0.75% of the Fund’s average daily net assets

AMG River Road Small Cap Value Fund	0.80% of the Fund’s average daily net assets

[1]	Amounts represent average daily net assets.